Exhibit 10.6

LOCKUP/LEAKOUT AGREEMENT

December 31, 2015

The Seawolf Group LLC

4470 W. Sunset Blvd, Suite 480

Los Angeles, CA 90027

Attn: Jasmine Wolf, Managing Member

Dear Ms. Wolf:

This letter agreement (this “Agreement”) is entered into effective as of the date set forth above (the “Effective Date”). As of the Effective Date, and as a result of the sale of substantially all of its assets to The Grilled Cheese Truck, Inc., a Nevada corporation (the “Company”), The Seawolf Group LLC, a California limited liability company (the “Shareholder”) is the record and beneficial owner of six hundred fifty thousand (650,000) shares of Series B Convertible Preferred Stock (the “Preferred Shares”) of the Company. The Shareholder does not own any other equity securities of the Company, or any securities or other instruments convertible into equity securities of the Company. The Shares are convertible, at any time or from time to time, into an equal number of shares of common stock of the Company (the “Common Shares” and, together with the Preferred Shares, the “Shares”).

In consideration of the receipt of payment for the Preferred Shares, the Shareholder hereby agrees, among other things enumerated below, not to sell the Shares or otherwise transfer the Shares except as provided herein. The Shareholder further agrees that the restrictions set forth herein on the sale of the Shares will apply to any change(s) in ownership that may occur by transfer of the Shares in a private transaction. In connection with the foregoing, the Shareholder agrees as follows:

1.          The Shareholder has full power and authority to enter into this Agreement and to restrict the transferability and salability of the Shares as provided herein.

2.          The Shareholder’s compliance with the terms and conditions of this Agreement will not conflict with any instrument or agreement pertaining to such Shares, and will not conflict with, result in a breach of, or constitute a default under any instrument to which Shareholder is a party.

3.          The Shareholder agrees not to publicly resell the Retained Shares for a twelve-month lockup period, ending December 31, 2016 (the “Lockup Period”).

4.          Following the Lockup Period, the Shareholder agrees to sell no more than one-twelfth (1/12) of the Shares in any calendar month without the prior written consent of the Company. This limitation is non-cumulative; i.e., if less than one-twelfth (1/12) of the Shares are sold in any month, the Shareholder may not sell more than one-twelfth (1/12) in any succeeding month.

5.          The Shareholder agrees not to make any private transfer of any of the Shares unless the transferee agrees in writing to be bound by the restrictions contained herein.

6.          The Shareholder agrees that each stock certificate held or received by the Shareholder or any transferee shall bear a legend substantially as follows:

“Pursuant to a certain Lockup Agreement dated December 31, 2015 (the “Agreement”), the Shares represented by this stock certificate may not be sold in whole or in part until December 31, 2016, and thereafter may not be sold in quantities in excess of 54,166 Shares per calendar month; and no private transfer may be made unless the transferee agrees in writing to be unconditionally bound by the terms of the Agreement.”

7.          Miscellaneous provisions.

A.           This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties.

B.           Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any other person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Shareholder’s heirs, guardians, administrators or successors. Notwithstanding any such transfer of the Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

C.           Shareholder agrees to promptly notify the Company of the number of shares of Company stock acquired by Shareholder, if any, after the date of this Agreement.

D.           This Agreement shall not be assignable by Shareholder without the prior written consent of the Company. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. Nothing expressed in this Agreement is intended or shall be construed to give any person or entity other than the Parties or their respective heirs, executors, administrators, legal representatives, successors or permitted assigns, any legal or equitable right, remedy or claim under this Agreement or any provision contained herein.

E.           The parties acknowledge that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the non-breaching party or parties in the event this Agreement is breached. Therefore, each party agrees that the non-breaching party or parties may obtain specific performance of this Agreement without the necessity of establishing irreparable harm or posting any bond, and will be in addition to any other remedy to which such party may be entitled at law or in equity.

F.           Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

G.           Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys’ fees. No sum for attorneys’ fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys’ fees.

H.           This Agreement will be governed by and construed and enforced in accordance with the laws of the State of California, without regard to its choice of law principles, applicable to a contract executed and to be performed in the State of California. Each party hereto (i) agrees to submit to personal jurisdiction and to waive any objection as to venue in the state or federal courts located in Los Angeles County, California; (ii) agrees that any action or proceeding shall be brought exclusively in such courts, unless subject matter jurisdiction or personal jurisdiction cannot be obtained; and (iii) agrees that service of process on any party in any such action shall be effective if made by registered or certified mail addressed to such party at the address specified in the Asset Purchase Agreement between them dated December 18, 2015, or to any other addresses as he, she or it may from time to time specify to the other parties in writing for such purpose. The exclusive choice of forum set forth in this paragraph shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce such judgment in any appropriate jurisdiction.

I.           All parties to this Agreement acknowledge and agree that they have been advised to, and have had the opportunity to, seek independent counsel and advice with respect to the terms of this Agreement. As such, this Agreement has been negotiated at arms-length between persons sophisticated and knowledgeable in these types of matters. Additionally, any normal rules of construction that would require a court to resolve matters of ambiguities against the drafting party are hereby waived and shall not apply in interpreting this Agreement.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date.

“Shareholder”		“Company”

The Seawolf Group LLC,		The Grilled Cheese Truck, Inc.,
a California limited liability company		a Nevada corporation

/s/ Jasmine Wolf		/s/ Algie Hodges
By:	Jasmine Wolf	By:	Algie Hodges
Its:	Managing Member	Its:	Chief Executive Officer

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